UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of Earliest Event Reported):

January 22, 2014

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer Identification No.

One Campbell Place

Camden, New Jersey 08103-1799

Principal Executive Offices

Telephone Number: (856) 342-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, Campbell Soup Company (the “Company”) announced that B. Craig Owens, Senior Vice President, Chief Financial Officer and Chief Administrative Officer, has informed the Company of his decision to retire on May 1, 2014, and that the Board of Directors has appointed Anthony P. DiSilvestro as Senior Vice President and Chief Financial Officer, effective as of that date.

Mr. Owens, age 59, joined the Company as Senior Vice President, Chief Financial Officer and Chief Administrative Officer in 2008. Mr. DiSilvestro, age 55, joined the Company in 1996, currently serves as Senior Vice President – Finance, and is the Company’s principal accounting officer. Prior to his appointment as Senior Vice President – Finance in 2010, Mr. DiSilvestro held a number of senior financial roles within the Company’s various business units and its finance organization, including having served as the Company’s Controller and as its Treasurer. He has been an executive officer of the Company since 2004.

In connection with his appointment and promotion, Mr. DiSilvestro’s annual base salary has been set at $560,000. He will continue to participate in Campbell’s Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTI”). For executive officers at Mr. DiSilvestro’s level in his new position, the current target annual bonus amount under the AIP is 90.0% of annual base salary and the target LTI grant is 250% of annual base salary. Actual awards may be greater or less than the target amount in accordance with applicable performance criteria, as determined by the Compensation and Organization Committee of the Board of Directors. Mr. DiSilvestro’s new LTI target will apply to his grant for fiscal 2015 and his AIP target for fiscal 2014 will be subject to applicable pro-ration guidelines. In addition to the incentive compensation plans, he will continue to participate in other compensation and benefit plans available to all executive officers as described in the Company’s 2013 proxy statement filed with the Securities and Exchange Commission on October 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)

Date: January 24, 2014

By:	/s/ Kathleen M. Gibson
Kathleen M. Gibson
Vice President and
Corporate Secretary